Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Kyle Stults
Investor Relations
(410) 740-0081

Martek Closes on Purchase of Amerifit Brands, Inc.

COLUMBIA, Md. — February 12, 2010 — Martek Biosciences Corporation (NASDAQ: MATK) announced today that it has completed the purchase of Amerifit Brands, Inc. from Charterhouse Group, Inc. in an all-cash transaction valued at approximately $200 million.  The acquisition was previously announced January 21, 2010.

Amerifit Brands develops, markets and distributes branded consumer health and wellness products focused on women’s and digestive health benefits. Amerifit holds leading brand positions in all of its key product categories, and its products are sold in most major mass, club, drug, grocery and specialty stores. Amerifit’s key products include: Culturelle®, a leading probiotic supplement; AZO®, the leading OTC brand addressing symptom relief, detection and prevention of urinary tract infections; and ESTROVEN®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause.

Safe Harbor Statement

This press release contains forward-looking statements that are based upon numerous assumptions that Martek cannot control and involve risks and uncertainties that could cause actual results to differ, including the possibility that the acquisition may not achieve its anticipated benefits, and may not be completed as scheduled or at all. These statements should be understood in light of the risk factors set forth in the Company’s filings with the SEC.

About Martek Biosciences

Martek Biosciences Corporation is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit http://www.martek.com.